Exhibit 10.186

FOURTH AMENDMENT TO
ERIE INSURANCE GROUP
RETIREMENT PLAN FOR EMPLOYEES
(As Amended and Restated Effective December 31, 2014)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Retirement Plan for Employees (the “Plan”) under an amendment and restatement effective December 31, 2014;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan effective December 31, 2016 to improve the surviving spouse benefit of an employed participant who dies after attaining eligibility for normal or early retirement.

NOW, THEREFORE, the Company hereby amends the Plan by amending and restating Section 8.1 in its entirety to read as follows, effective December 31, 2016:

8.1	Death Prior to Retirement or Severance

(a)
Upon the death of a Participant prior to his Date of Severance and prior to the date on which the Participant has attained either Normal Retirement Age or eligibility for an early retirement pension under Section 5.2, the Participant’s surviving Spouse, if any, shall be eligible to receive a monthly surviving Spouse’s benefit under the assumption that the Participant had retired the day prior to his death with an Accrued Pension under the Plan as determined in accordance with the provisions of Section 6.2(a), and under the further assumption that the automatic election of a surviving Spouse’s benefit pursuant to subsection 7.5 was in effect at the time of death. Such surviving Spouse’s benefit shall commence as of the first day of the month following the Participant’s death, shall be unreduced for early commencement and shall be payable for the lifetime of the surviving Spouse.

(b)
Upon the death of a Participant prior to his Date of Severance and on or after the date on which the Participant has attained either Normal Retirement Age or eligibility for an early retirement pension under Section 5.2, the Participant’s surviving Spouse, if any, shall be eligible to receive a monthly surviving Spouse’s benefit equal to the larger of (i) and (ii) below:

(i)	the surviving Spouse’s benefit provided under Section 8.1(a); and

(ii)
the surviving Spouse’s benefit under the assumption that the Participant had retired the day prior to his death with an Accrued Pension under the Plan as determined in accordance with the provisions of Section 6.1 or Section 6.2(b), as applicable, and under the further assumption that the Participant had elected Option E, the 100% Joint and Survivor Option under Section 7.7 with his Spouse as Beneficiary thereunder immediately prior to his death. Such surviving Spouse’s benefit shall commence as of the first day of the month following the Participant’s death, shall be reduced for commencement prior to the Participant’s Normal Retirement Date in accordance with the factors set forth in Section 6.2(b), and shall be payable for the lifetime of the surviving Spouse.

(c)
For purposes of Sections 8.1, 8.2 and 8.3, the interest that is payable to the Participant’s surviving Spouse shall be distributed over a period not in excess of the life expectancy of such surviving Spouse and shall commence no later than the December 31 of the calendar year in which the Participant would have attained age 65 (or the December 31 of the calendar year immediately following the calendar year of the Participant’s death, if later).

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 20th day of December, 2017.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Patrick Simpson	By: /s/ Sean J. McLaughlin
Title: Executive Vice President and General Counsel

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